Exhibit 10.1

Amendment No. 4 to Strategic Partnership Agreement

This Amendment No. 4 to Strategic Partnership Agreement (this “Amendment”) is entered into as of October 28, 2025, by and between:

Devvio, Inc., a corporation organized under the laws of Delaware, with an address at 6300 Riverside Plaza Lane NW, Suite 100, Albuquerque, New Mexico 87120 (“Devvio”); and

DevvStream Corp., a corporation organized under the laws of Alberta, Canada, with an address at 1700, 421 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 (“DevvStream”).

Devvio and DevvStream are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into a Strategic Partnership Agreement dated November 28, 2021 (the “Original Agreement”), as amended by (i) Amendment No. 1 dated November 30, 2021, (ii) Amendment No. 2 dated September 12, 2023, and (iii) Amendment No. 3 dated July 8, 2024 (collectively, the “Prior Amendments”);

WHEREAS, the Parties now wish to amend to immediately terminate any future obligations under the Strategic Partnership Agreement, as amended (collectively, the “Strategic Partnership Agreement”);

WHEREAS, the Parties wish to enter into a new token-based collaboration (the “Strategic Token Partnership”); and

WHEREAS, the Parties desire to formalize their mutual understanding that all existing rights and obligations under the Strategic Partnership Agreement, with the exception of obligations under Section 2.3, are fully settled, discharged, and of no further force or effect.

 1. Termination and Replacement

1.1 Execution Timing. The Parties acknowledge and agree that this Amendment and the new Strategic Token Partnership Agreement (the “New Agreement”) shall be executed concurrently. The intent of this Amendment is to terminate the existing Strategic Partnership Agreement and replace it immediately with the New Agreement, such that there is no lapse or interruption in the contractual relationship between the Parties.

1.2 Termination of Strategic Partnership Agreement. Effective as of the date hereof, the Strategic Partnership Agreement is hereby terminated with the exception of obligations under Section 2.3. No further payments, obligations, or performance shall be required by either Party under the Strategic Partnership Agreement, except for survival of confidentiality per Section 2.3. A Party shall be entitled to keep any previous payments or stock grants made to them.

2. Mutual Release

2.1 Release by DevvStream. DevvStream hereby fully and forever releases, remises, and discharges Devvio and its affiliates, successors, and assigns from any and all claims, liabilities, obligations, or causes of action arising out of or related to the Strategic Partnership Agreement, except for obligations under Section 2.3.

2.2 Release by Devvio. Devvio hereby fully and forever releases, remises, and discharges DevvStream and its affiliates, successors, and assigns from any and all claims, liabilities, obligations, or causes of action arising out of or related to the Strategic Partnership Agreement, except for obligations under Section 2.3.

2.3 Survival of Confidentiality. The confidentiality obligations contained in Part 6 (Confidentiality) of the Original Agreement shall survive termination solely with respect to Confidential Information disclosed prior to the effective date of this Amendment.

3. Strategic Token Partnership Terms

3.1 Token Purchase Program. DevvStream shall purchase DevvE tokens annually in the amount of USD $1,000,000 in 2025; and 1,270,000 for each of 2026 and 2027, payable in U.S. dollars or equivalent tokens at a price per token equal to the 10-day volume-weighted average price (VWAP) immediately preceding each purchase date (or such comparable pricing mechanism customarily used for transactions of this type). The first purchase shall occur within 30 days of this Amendment, and subsequent purchases shall occur on each anniversary thereof. Notwithstanding the foregoing, if the DevvE token ceases to exist, is permanently delisted, or is otherwise no longer capable of being lawfully issued, traded, or transferred, DevvStream shall have no obligation to make any further token purchases or payments under this Section 3.1.

3.2 DevvE Warrants. For each annual token purchase, DevvStream shall receive warrants to acquire additional DevvE tokens equal to 25 percent of the primary purchase amount, exercisable at the same 10-day VWAP price used for the related primary purchase, for a period of three (3) years from each purchase date.

3.3 Collaboration and Support. The Parties will cooperate on technical integration, joint marketing, ESG impact-tool co-development, and governance participation through a joint working group established within 30 days of this Amendment.

4. Non-Exclusivity

Each Party acknowledges that this collaboration is non-exclusive, and that both Parties may pursue independent relationships with third parties in the ESG, sustainability, and blockchain sectors.

5. Miscellaneous

5.1 Entire Agreement. This Amendment constitutes the entire understanding between the Parties regarding the subject matter hereof and supersedes all prior agreements, whether written or oral.

5.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict-of-law principles.

5.3 Counterparts. This Amendment may be executed in counterparts (including electronically), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date first written above.

DEVVIO, INC.

By: /s/Tom Anderson

Name: Tom Anderson

Title: Chief Executive Officer

DEVVSTREAM CORP.

By: /s/ Sunny Trinh

Name: Sunny Trinh

Title: Chief Executive Officer